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The Equitable Life Assurance Society of the United States

SUPPLEMENT DATED JULY 1, 2004 TO THE MAY 1, 2004 EQUI-VEST(R)
EMPLOYER-SPONSORED RETIREMENT PROGRAMS PROSPECTUS, SUPPLEMENT TO PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR:

EQUI-VEST(R) TSA SERIES 100 AND 200 CERTIFICATES AND CONTRACTS AND EDC SERIES
200 CONTRACTS (THE "MODIFIED CONTRACTS") FOR CHARLOTTE-MECKLENBERG PUBLIC
SCHOOLS.
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This Supplement modifies certain information in the above-referenced Prospectus,
Supplement to Prospectus and SAI, as supplemented to date (together, the "Prospectus"), for EQUI-VEST employer-sponsored retirement programs offered by The Equitable Life Assurance Society of the United States ("Equitable Life"). Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus.

Effective July 1, 2004, Equitable Life began offering the Modified Contracts described below to Participants in the TSA and EDC Plans for Charlotte-Mecklenberg Public Schools. This Supplement describes the material differences between the Modified Contracts and the EQUI-VEST series 100 and 200 contracts described in the Prospectus. Terms in this Supplement have the same meaning as in the Prospectus. Material differences between the Modified Contracts and the TSA and EDC provisions described in the series 100 and 200 prospectus include the following:

A. Administrative Charge. The annual administrative charge is waived; therefore, all references in the Prospectus to "annual administrative charge" or "administrative charge" are deleted in their entirety.

B. Withdrawal Charges. The following changes are made to reflect the changes in circumstances under which withdrawal charges are imposed:

     1. The next to last bullet in "Additional features" under "EQUI-VEST(R) employer-sponsored retirement programs at a glance - key features" is deleted in its entirety and replaced with the following:

          o Waiver of withdrawal charge under certain circumstances and contracts. See "Charges and expenses" later in this Prospectus.

     2. In the section "Charges and expenses" of the Prospectus, under "Withdrawal charge for series 100 and 200 contracts," "For SEP, SARSEP, TSA, EDC and Annuitant-Owned HR-10 contracts," the fifth paragraph and bulleted statement that follow that paragraph are replaced with the following:

          No withdrawal charge applies under TSA or EDC contracts if:

          o    The annuitant separates from service at any time;

          o The annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration or is totally disabled;

          o    The annuitant retires from employment;

          o The annuitant makes a withdrawal to satisfy minimum distribution requirements; or

          o The annuitant elects a withdrawal that qualifies as a hardship withdrawal (or for EDC, an unforeseen emergency withdrawal) under the Internal Revenue Code.







FOR USE WITH TSA and EDC CERTIFICATES/CONTRACTS OF CHARLOTTE-MECKLENBERG PUBLIC
                                    SCHOOLS

    Copyright 2004. The Equitable Life Assurance Society of the United States
                          1290 Avenue of the Americas
                               New York, NY 10104
                                 (212) 554-1234

   All rights reserved. EQUI-VEST(R) is a service mark of The Equitable Life
                     Assurance Society of the United States

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